Exhibit 99.12

CONSENT TO BE NAMED A DIRECTOR OF

SNAPPER MERGER SUB I, INC.

The undersigned hereby consents to being named in this consent solicitation statement/proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Snapper Merger Sub I, Inc. (“New Sitio”) (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of September 6, 2022, by and among Sitio Royalties Corp., Sitio Royalties Operating Partnership, LP, New Sitio, Snapper Merger Sub II, LLC, Brigham Minerals, Inc. and Brigham Mineral Holdings, LLC (the “Merger Agreement”), as it may be amended from time to time, as a person who will become a director of New Sitio at the First Effective Time (as such term is defined in the Merger Agreement) and to the filing of this consent as an exhibit to the Registration Statement.

Date: November 14, 2022

/s/ John R. Sult
Name: John R. Sult